UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2012

INFINITY PROPERTY AND CASUALTY CORPORATION

(Exact name of Registrant as specified in its Charter)

State of Ohio	000-50167	03-0483872
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3700 Colonnade Parkway, Suite 600 Birmingham, Alabama	35243
(Address of Principal Executive Offices)	(Zip Code)

(205) 870-4000

(Registrant’s telephone number, including area code)

No Change

(Former name, or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2012, Infinity Property and Casualty Corporation (“Infinity”) entered into an Underwriting Agreement with the several underwriters named therein, for whom Barclays Capital Inc. and Goldman, Sachs & Co. act as representatives, for the issuance and sale by Infinity of $275,000,000 aggregate principal amount of 5.000% Senior Notes due 2022 (“Senior Notes”). The Senior Notes will be issued at a price equal to 100% of their principal amount.

The net proceeds from the offering, after deducting the underwriting discount and estimated expenses related to the offering, will be approximately $272.8 million. A portion of the net proceeds will be used to redeem Infinity’s 5.5% 10-year senior notes due February 18, 2014.

The Senior Notes are being issued under a Senior Indenture dated August 6, 2010 between Infinity and U.S. Bank National Association, as trustee (the “Indenture”), as supplemented by the First Supplemental Indenture dated September 17, 2012. The Indenture was incorporated by reference as Exhibit 4.4 of Infinity’s Registration Statement on Form S-3 (File No. 333-168605) filed on August 6, 2010.

The Senior Notes are unsecured senior obligations of Infinity and rank equally with all of the other existing and future senior, unguaranteed and unsubordinated debt of Infinity.

Infinity will pay interest on the Senior Notes semiannually on each March 19 and September 19, beginning March 19, 2013, to the persons in whose names the Senior Notes are registered at the close of business on the preceding January 31 or July 31, respectively, except that any interest payable upon maturity or any earlier redemption of the Senior Notes will be payable to the persons to whom the principal of the Senior Note is payable. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Senior Notes will mature on September 19, 2022.

The Senior Notes are subject to customary covenants, including limitations on Infinity’s ability, with some exceptions, to incur debt secured by liens on the capital stock of Infinity Insurance Company (“Infinity Insurance”) and to sell the capital stock of Infinity Insurance. Infinity may redeem the Senior Notes in whole or in part, from time to time at Infinity’s option, at a redemption price equal to accrued and unpaid interest on the principal amount being redeemed to the redemption date plus the greater of (a) 100% of the principal amount of the Senior Notes to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the First Supplemental Indenture) plus 50 basis points, plus, in each case, accrued and unpaid interest to the redemption date.

The foregoing summary is not intended to be comprehensive and is qualified in its entirety by the full text of each of the Underwriting Agreement and First Supplemental Indenture, copies of which are attached hereto as Exhibit 1.1 and Exhibit 4.1 respectively, and incorporated by reference as if fully set forth herein.

Section 2—Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions from Item 1.01 are incorporated into this Item 2.03.

Section 9—Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

1.1 Underwriting Agreement dated September 12, 2012 between Infinity Property and Casualty Corporation and the several underwriters named therein, for whom Barclays Capital Inc. and Goldman, Sachs & Co. act as representatives.

4.1 First Supplemental Indenture dated September 17, 2012 between Infinity Property and Casualty Corporation and U.S. Bank National Association (including form of 5.000% Senior Notes due 2022).

5.1 Opinion of Keating Muething & Klekamp PLL

23.1 Consent of Keating Muething & Klekamp PLL (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INFINITY PROPERTY AND CASUALTY CORPORATION

By:	/s/ Samuel J. Simon
Samuel J. Simon
Executive Vice President, General
Counsel and Assistant Secretary

September 17, 2012